CONSULTING AGREEMENT


        This Consulting Agreement (the "AGREEMENT") is entered into as of this 29th day of September, 1997 by and between SMARTSERV ONLINE, INC., a corporation organized under the laws of the State of Delaware with headquarters located at One Station Place, Stamford, Connecticut 06902 (the "COMPANY"), and Mr. Bruno Guazzoni (the "CONSULTANT").



                              W I T N E S S E T H:


        WHEREAS, the Consultant has provided certain financial and investment banking advisory services (the "SERVICES") to the Company in connection with the sale by the Company, on even date herewith, of $4,000,000 of Prepaid Common Stock Purchase Warrants (the "OFFERING") and desires to continue to provide such Services to the Company, subject to the terms and conditions hereinafter set forth; and

        WHEREAS, the Company has determined that the Services of the Consultant have been and will continue to be of value to the Company and desires to engage the Consultant in accordance with the terms hereof.

        NOW, THEREFORE, with the foregoing deemed incorporated herein, in consideration of the foregoing premises and the mutual promises, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant, intending to be legally bound hereby, agree as follows:

        1. ENGAGEMENT. During the Term of this Agreement (as hereinafter defined), the Company agrees to engage the Consultant to perform the Services and the Consultant agrees to perform the Services for the Company, subject to the terms and conditions hereinafter set forth. In connection with the performance of the Consultant's duties hereunder, the Consultant agrees to devote all necessary time, energy and skill to the provision of the Services and to generally make available to the Company his expertise and knowledge at such times as may be mutually agreed upon by the parties; PROVIDED, HOWEVER, that in no event shall the Consultant be required to devote a specific number of hours or days during the Term hereof to the provision of the Services hereunder and, PROVIDED, FURTHER, that nothing contained herein shall prohibit the Consultant from engaging in any other activities or from providing advisory services of a nature similar to the Services hereunder to any other person or entity.

        2. TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of five (5) years (the "TERM").




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        3.      COMPENSATION.  For Services  previously  rendered in  connection with the Offering and for Services to be rendered hereunder, the Company agrees to issue and deliver to the Consultant as of the date hereof a warrant (the "WARRANT"), in the form attached hereto as EXHIBIT A, to acquire 3,555,555 shares of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), on the terms and subject to the conditions set forth therein. The Warrant shall be immediately exercisable and shall not be subject to vesting or
forfeiture.   The  Company  agrees  to  provide  the  Consultant   with  certain
registration rights with respect to the shares of Common Stock issuable upon exercise of or otherwise pursuant to the Warrant in accordance with the provisions of that certain Registration Rights Agreement in the form attached hereto as EXHIBIT B.

        4. REIMBURSEMENT OF EXPENSES. The Consultant shall be reimbursed for all reasonable and necessary expenses incurred by him in the performance of his duties under this Agreement upon presentation to the Company of appropriate vouchers or other documentation.

        5. TERMINATION. This Agreement shall terminate automatically upon the expiration of its Term. No termination of this Agreement shall affect Consultant's rights with respect to the Warrant and the shares of Common Stock issuable upon exercise thereof.

        6. INDEPENDENT CONTRACTOR STATUS. The relationship of the Consultant to the Company shall be that of an independent contractor, and not that of an agent or employee of the Company. The Consultant agrees that he shall be solely responsible for paying any and all federal, state and local income taxes, as well as any Social Security tax, which may become due and payable as a result of the compensation to be received by the Consultant from the Company for performing the Services hereunder. No federal, state or local income taxes, or any other payroll tax of any kind, shall be withheld or paid by the Company on behalf of the Consultant. The Consultant agrees to indemnify and hold harmless the Company and its affiliates from any loss, liability, damage or expense which it or they may suffer or incur by reason of the Consultant's failure to pay any taxes which may become payable as a result of the compensation to be received by the Consultant from the Company for performing the Services hereunder.

        7. INDEMNIFICATION. The Company shall indemnify the Consultant and shall save and hold the Consultant harmless from and against any and all damages, losses, obligations, deficiencies, costs and expenses, including, without limitation, reasonable attorneys' fees and other costs and expenses, incurred by the Consultant in connection with any proceeding to which the Consultant is a party by reason of his engagement with the Company pursuant hereto and/or the performance of his duties hereunder to the extent and in a manner consistent with the Company's policies for the indemnification of its officers and directors.

        8. COMPANY PROPERTY. During the Term of this Agreement and thereafter, all materials, know-how, inventions, trade secrets, data and other proprietary information of any kind furnished by the Company to the Consultant are and shall remain the sole and confidential property of the Company. In the event that the Company requests the return of such materials at any time during the Term of this Agreement or following its termination, the Consultant shall immediately deliver


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such material to the Company.

        9. CONFIDENTIALITY. All disclosures of trade secrets, inventions, know-how, financial information or other confidential or proprietary information made by the Company to the Consultant shall be received and maintained in confidence by the Consultant during the Term of this Agreement and thereafter and the Consultant shall treat all such trade secrets, inventions, know-how, financial information or other confidential or proprietary information as confidential except (a) as to the persons directly responsible for the effective operation of the Company; (b) as to the professional advisers of the Company;
(c) as to such disclosures to customers of the Company as are necessary for the effective carrying on of business by the Company; (d) as to such information as is required by law to be disclosed by the Consultant or by the Company; and (e) as to such information as is or may fall within the public domain.

        10. EQUITABLE RELIEF. The Consultant recognizes that the remedy at law for any breach or threatened breach by him of his covenants and agreements set forth in Sections 8 and 9 hereof would be inadequate and that any such breach or threatened breach would cause such immediate and permanent damage as would be irreparable and the exact amount of which would be impossible to ascertain. Accordingly, the Consultant agrees that in the event of any breach or threatened breach of any such covenant or agreement, in addition to any other legal and equitable remedies which may be available to the Company, the Company may specifically enforce the covenants and restrictions pertaining to his obligations set forth in Sections 8 and 9 hereof and may obtain temporary and/or permanent injunctive relief without the necessity of proving actual damage by reason of such breach or threatened breach thereof and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit and without notice. The covenants and restrictions pertaining to the Consultant's obligations set forth in Sections 8 and 9 hereof shall survive the expiration or sooner termination of this Agreement in accordance with the terms hereof and shall remain in full force and effect.

        11. ENTIRE AGREEMENT. This Agreement, the Warrant and the Registration Rights Agreement constitute the entire understanding between the parties with respect to the subject matter contained herein and supersede any prior understandings and agreements between them respecting such subject matter.

        12.     HEADINGS.   The  headings  describing  the  provisions  of  this
Agreement are for convenience of reference only and shall not affect its interpretation.

        13. SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

        14. NOTICES. All notices shall be in writing and shall be deemed to have been given if presented personally, sent by recognized national overnight courier, or sent by certified or registered


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mail, postage prepaid, return receipt requested, to the following addressees:

                     If to the Company:

                     SmartServ Online, Inc.
                     One Station Place
                     Stamford, CT   06902
                     Telecopy: (203) 353-5962
                     Attention: Chairman

                     With a copy to:

                     Parkin Chapin Flattau & Klimpl, LLP
                     1211 Avenue of the Americas
                     New York, NY 10036
                     Telecopy:  (212) 704-6288
                     Attention: Michael J. Shef, Esquire

                     If  to  the   Consultant,   to  such
                     address  as  the  Consultant   shall
                     provide to the  Company  pursuant to
                     the provisions hereof.

Notice of any change in such addresses shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

        15. COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

        16. WAIVER. The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

        17. SUCCESSORS AND ASSIGNS. This Agreement binds, inures to the benefit of, and is enforceable by the Consultant and his heirs and personal representatives, and the Company and its successors and permitted assigns, and does not confer any rights on any other persons or entities.

        18. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

        19. AMENDMENTS. This Agreement may be amended and supplemented only by a written instrument duly executed by both parties.


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        IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.




                                             SMARTSERV ONLINE, INC.

                                             By:_________________________
                                                   Name:
                                                   Title:



                                             ____________________________
                                             Bruno Guazzoni




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